Exhibit 99.1

Allegheny Technologies Announces Fourth Quarter and Full Year 2014 Results

Fourth Quarter 2014 Results from Continuing Operations

  Sales were $1.05 billion
  Segment operating profit was $67.0 million, or 6.4% of sales
  Income attributable to ATI was $19.9 million, or $0.18 per share
  $25.5 million of postretirement benefit curtailment and settlement gains
  $17.7 million of HRPF commissioning and Rowley PQ qualification costs
  HRPF product commissioning completed
  Backlog is $1.7 billion
  Cash on hand at year end 2014 was $270 million

Full Year 2014 Results from Continuing Operations

  Sales were $4.22 billion
  Loss attributable to ATI was $2.0 million, or $(0.02) per share
  $63.1 million of HRPF commissioning and Rowley PQ qualification costs

PITTSBURGH--(BUSINESS WIRE)--January 20, 2015--Allegheny Technologies Incorporated (NYSE: ATI) reported fourth quarter 2014 sales of $1.05 billion and income from continuing operations attributable to ATI of $19.9 million, or $0.18 per share. Fourth quarter 2014 results include $25.5 million of pre-tax curtailment and settlement gains from postretirement benefit changes, and $17.7 million of pre-tax Hot-Rolling and Processing Facility (HRPF) start-up costs and costs related to the Rowley titanium sponge facility Premium Quality (PQ) qualification process. Fourth quarter 2014 pre-tax results also included net inventory valuation reserve benefits of $13.2 million. Net loss from continuing operations attributable to ATI for the fourth quarter 2013 was $83.8 million, or $(0.79) per share, including restructuring charges and inventory valuation adjustments of $75.1 million net of tax, or $(0.71) per share.

For the full year 2014, ATI reported a loss from continuing operations attributable to ATI of $2.0 million, or $(0.02) per share, on $4.22 billion in sales. Full year 2014 results were impacted by $63.1 million of HRPF start-up costs and costs related to the Rowley titanium sponge facility PQ qualification process. Full year 2013 results from continuing operations were a loss of $98.8 million, or $(0.93) per share including the $75.1 million, or ($0.71) per share, fourth quarter restructuring charges and inventory valuation adjustments.

“We achieved several milestones during the fourth quarter that better position ATI to transition to a period of sustained profitable growth,” said Rich Harshman, Chairman, President and Chief Executive Officer. “The HRPF commissioning was completed for essentially all ATI flat rolled products; our Rowley, UT titanium sponge facility achieved approval as a PQ titanium sponge supplier for jet engines; and we secured several long-term agreements (LTAs) providing significant growth on next-generation and legacy single-aisle jet engines.

“During the fourth quarter, we booked additional orders for a large oil & gas project that uses our nickel-based alloy plate. We received a large share of this project due to the quality of our nickel-based alloy plate that is enabled by the 2008 upgrade of our plate mill. Shipments began in the fourth quarter 2014 and are expected to continue through the first half of 2015.”

  ATI’s sales to the key global markets of aerospace and defense, oil & gas/chemical process industry, electrical energy, and medical represented 67% of ATI sales for 2014:
    Sales to the aerospace and defense markets were $1.45 billion and represented 34% of ATI sales: 16% jet engine, 11% airframe, 7% defense.
    Sales to the oil and gas/chemical process industry market were $752 million and represented 18% of ATI sales: 10% oil & gas, 8% chemical process industry.
    Sales to the electrical energy market were $430 million and represented 10% of ATI sales.
    Sales to the medical market were $211 million and represented 5% of ATI sales.
  Direct international sales were $1.61 billion and represented 38% of ATI 2014 sales.

High-value product sales represented approximately 77% of ATI’s 2014 sales. Sales of nickel-based alloys and specialty alloys represented 26% of 2014 sales. Sales of our titanium products, including Uniti joint venture conversion, represented 15% of 2014 sales. Total titanium product shipments, including flat-rolled titanium products, were 8.7 million pounds in the fourth quarter 2014, bringing the total 2014 shipments to 37.0 million pounds. Sales of precision forgings, castings and components represented approximately 13% of 2014 sales. Sales of flat rolled Precision Rolled Strip® products and engineered strip products represented 13% of 2014 ATI sales.

“Sales in our High Performance Materials & Components segment were $501 million, and segment operating profit improved to $73.4 million, or 14.7% of sales, in the fourth quarter 2014,” continued Rich Harshman. “Segment operating results included a net $2.4 million inventory valuation reserve benefit. Sales improved for our nickel-based alloy mill products and for our forgings, castings, and components compared to the third quarter. Our titanium investment castings business had another record year. Segment results continued to be negatively impacted by low operating rates at our Rowley titanium sponge facility and by low operating rates at our forgings operations due to push-outs in the aeroengine market for certain programs.

“Flat Rolled Products segment sales were $547 million and segment operating results were a loss of $6.4 million. HRPF start-up expenses were $10.1 million in the fourth quarter 2014. Volatile raw material prices resulted in a fourth quarter LIFO inventory valuation reserve benefit of $10.8 million. For the full year 2014, Flat Rolled Products segment results include a $40.2 million LIFO inventory valuation reserve charge, compared to a $30.5 million LIFO benefit for the full year 2013. Segment results for the fourth quarter were also impacted by $6.3 million of costs related to the PQ qualification process at the Rowley titanium sponge facility.

2014 Major Accomplishments

“Throughout 2014 we focused on improving our market position and completing our strategic investments to enhance ATI’s position as a leading global specialty materials and components producer. These actions are aimed at improving our future performance and positioning ATI to benefit from long-term growth opportunities. A few of our major strategic accomplishments during 2014 include:

  We successfully reached several long-term agreements (LTAs) with strategic aerospace customers during 2014 and early 2015 valued at over $4 billion. These agreements secure significant growth on next-generation and legacy airplanes and are enabled by the capital investments, acquisitions, and technology innovations we have made during the past several years.
  Commissioning of our Flat Rolled Products segment Hot-Rolling and Processing Facility (HRPF) was completed at the end of 2014. The HRPF is a critical part of our strategy to transform our flat rolled products business into a more competitive and consistently profitable business. It is designed to significantly expand our product offering capabilities, shorten manufacturing cycle times, reduce inventory requirements, and improve the cost structure of our flat rolled products business. We expect to realize the sales growth and cost reduction benefits as we increase production volume during 2015. We plan to idle the legacy equipment at the end of the first quarter 2015. We expect fourth quarter 2015 operating profit to benefit at an annualized run rate of $150 million, compared to 2014, which includes the elimination of startup costs.
  Our Rowley, UT titanium sponge facility was approved as a premium-quality (PQ) aero-engine supplier in December 2014. The PQ qualification process for our products used in jet engine rotating parts made with our sponge is expected to be completed by mid-2015. We continue to achieve improvements in key operational areas and expect to steadily increase production rates, and realize lower titanium production costs per pound, as we progress through 2015.
  We acquired two businesses for $92.9 million to expand our value-added capabilities to provide components and near-net shape parts. ATI Flowform Products adds precision flowforming process technologies to ATI’s capabilities. ATI Cast Products Salem Operations adds precision machining capability.
  We made several significant changes to our retirement benefit programs. These changes are part of ATI’s ongoing initiatives to create an integrated and aligned business with a market competitive, cost competitive, and consistent health, welfare and retirement benefit structure across our operations. As a result of these changes, which are expected to gradually improve our ability to control our retirement benefit obligations, we expect to incur lower retirement benefit expense in future years.
  We paid down $414.9 million of debt, including $397.5 million paid at maturity on our 2014 convertible notes, and payments on debt assumed in the 2011 Ladish acquisition.
  We maintained a solid liquidity position, with approximately $270 million in cash on hand and no borrowings outstanding under our $400 million domestic borrowing facility at the end of the year. Total debt to total capital was 37.1% at December 31, 2014, compared to 40.2% at the end of 2013. We have no significant debt maturities for the next four years.
  Capital expenditures in 2014, the majority of which related to the HRPF, were approximately $226 million. This amount was lower than our 2014 estimate of $250 million because some HRPF payments are now scheduled to be made in 2015. We are near the end of a multi-year cycle of capital expenditures on major strategic investments.

Strategy and Outlook

“ATI is positioned to begin a period of sustained profitable growth and free cash flow. Our extraordinary capital expenditure cycle is nearly behind us, with the HRPF in commercial operation and our PQ titanium sponge facility nearly fully qualified. We have LTAs in place that secure significant growth for ATI on legacy and next-generation airplanes and the jet engines that power them. Volume from these agreements is expected to provide significant profitable growth and improved capacity utilization in our mill product, forging, and titanium investment casting facilities, particularly from 2016 through 2018, and into the next decade.

“In our High Performance Materials & Components segment, we are seeing signs that demand for our products is becoming aligned with the airframe and jet engine build rates as destocking runs its course. We expect PQ titanium sponge qualification costs to impact first half 2015 operating profit and costs attributable to production inefficiencies to impact the second half 2015 until optimum utilization levels are achieved.

“In our Flat Rolled Products segment, we expect improved volume and a better product mix in 2015, as we begin to realize the full range of capabilities of the HRPF. Start-up costs of approximately $5 million are expected to be incurred through the first quarter 2015 as we transition to full production and idle the existing legacy hot-rolling assets. First half demand for our specialty plate products is strong, driven by our backlog of nickel-based alloy plate for a large oil & gas project.

“We currently expect 2015 pre-tax retirement benefit expense to be about $78 million, or approximately $18 million lower than 2014, excluding the 2014 $25.5 million pre-tax postretirement benefit curtailment and settlement gains. Most of the 2015 pension expense is expected to be non-cash.

“We currently expect 2015 capital expenditures to be approximately $290 million, approximately 50% of which is primarily related to the completion of payments associated with the HRPF project. Depreciation and amortization expense in 2015 is forecasted to be approximately $196 million.”

Fourth Quarter and Full Year 2014 Financial Results

	Three Months Ended		Year Ended
	December 31		December 31
	In Millions
	2014	2013	2014	2013

Sales from continuing operations	$1,047.5	$915.3	$4,223.4	$4,043.5
Amounts attributable to ATI common stockholders:
Income (loss) from continuing operations attributable to ATI (a)	$19.9	$(83.8)	$(2.0)	$(98.8)
Income (loss) from discontinued operations attributable to ATI (b)	2.2	257.2	(0.6)	252.8
Net income (loss) attributable to ATI	$22.1	$173.4	$(2.6)	$154.0

	Per Diluted Share
Diluted net income (loss) per common share: (c)
Continuing operations attributable to ATI per common share (a)	$0.18	$(0.79)	$(0.02)	$(0.93)
Discontinued operations attributable to ATI per common share (b)	0.02	2.41	(0.01)	2.37
Net income (loss) attributable to ATI per common share	$0.20	$1.62	$(0.03)	$1.44
(a)	2013 results from continuing operations include a $75.1 million after-tax charge, or $(0.71) per share, in the fourth quarter 2013 for restructuring charges.
(b)	2013 results from discontinued operations include a $261.4 million after-tax gain on the sale of the tungsten materials business in the fourth quarter 2013. The fourth quarter 2013 and full year 2013 results include after-tax charges of $6.1 million, or $(0.06) per share, and $11.9 million, or $(0.11) per share, respectively, primarily related to asset impairment charges.
(c)	Diluted net income (loss) per common share for the full year 2014, and for the fourth quarter and full year 2013 do not include the effect of dilutive securities.

  Sales for the fourth quarter 2014 were $1.05 billion, 2% lower than the third quarter 2014, but 14% higher than the fourth quarter of 2013. Compared to the third quarter 2014, sales decreased 1% in the High Performance Materials & Components segment, primarily due to lower sales of titanium and titanium alloys. Flat Rolled Products segment sales decreased 3% compared to the third quarter 2014 due to lower shipments and lower selling prices of standard products.
  Sales for the full year 2014 increased 4% to $4.22 billion, compared to $4.04 billion for 2013. Direct international sales were $1.6 billion and represented 38% of total sales, compared to 39% for 2013. Compared to the full year 2013, sales increased 3% in the High Performance Materials & Components segment and 6% in the Flat Rolled Products segment.
  Fourth quarter 2014 segment operating profit was $67.0 million, or 6.4% of sales, and included $23.2 million of LIFO inventory valuation reserve benefits, which were partially offset by $10.0 million of net realizable value inventory reserve charges, and $17.7 million of HRPF commissioning and Rowley PQ qualification costs. Segment operating results for the fourth quarter 2013 were a loss of $10.9 million, or (1.2%) of sales, including $41.8 million of LIFO inventory valuation reserve benefits, offset by $55.5 million of net realizable value and lower of cost or market inventory reserve charges.
  Full year 2014 segment operating profit was $246.3 million, or 5.8% of sales, including $63.1 million of HRPF commissioning and Rowley PQ qualification costs, compared to $164.4 million, or 4.1% of sales, including restructuring and inventory valuation charges in 2013.
  Pre-tax income from continuing operations was $26.8 million for the fourth quarter 2014, compared to a loss of $140.8 million in the fourth quarter 2013. Results in 2013 included $67.5 million of restructuring charges, primarily related to long-lived asset impairment charges, facility closures, and related severance and termination benefit charges. Additionally, fourth quarter 2013 pre-tax results included $55.5 million of inventory valuation reserve charges.
  Income from continuing operations attributable to ATI for the fourth quarter 2014 was $19.9 million, or $0.18 per share, compared to a loss of $83.8 million, or $(0.79) per share, for the fourth quarter 2013, which included restructuring and inventory valuation charges of $75.1 million net of tax, or $(0.71) per share.
  Full year 2014 income (loss) from continuing operations attributable to ATI was a loss of $2.0 million, or $(0.02) per share, compared to full year 2013 loss of $98.8 million, or $(0.93) per share, including restructuring and inventory valuation charges of $75.1 million, or $(0.71) per share.
  Cash flow provided by operations was $94.1 million in the fourth quarter 2014 and $55.9 million for the full year 2014.
  Cash on hand at the end of 2014 was $269.5 million, a $757.3 million decrease from year-end 2013. The majority of this decrease ($414.9 million) was used to pay down debt.

High Performance Materials & Components Segment

Market Conditions

  Demand remained flat in the fourth quarter 2014 for many of our products compared to the third quarter 2014. Mill product shipments of our nickel-based and specialty alloys increased 7%. Shipments of our titanium and titanium alloys declined 22%, primarily due to higher-than-normal ingot shipments in the third quarter 2014. Shipments of zirconium and related alloys declined 12%. Sales of precision forgings and castings increased 5% compared to the third quarter 2014. Sales in the fourth quarter 2014 to the aerospace market, the segment’s largest end market, were flat compared to the third quarter 2014. Direct international sales represented over 41% of total segment sales for 2014.

Fourth quarter 2014 compared to fourth quarter 2013

  Sales increased 15% to $500.6 million compared to the fourth quarter 2013, primarily as a result of higher mill product shipments and an increase in sales of precision forgings, castings and components due to improved demand from the jet engine, construction and mining, electrical energy, and oil and gas markets. In addition, raw material surcharges were modestly higher compared to the prior year period.
  Segment operating profit increased to $73.4 million, or 14.7% of sales. This compares to $17.1 million, or 3.9% of total sales, in the fourth quarter 2013, which includes $35.0 million of 2013 LIFO-related net realizable value charges. Improved segment operating profit excluding the effects of inventory charges was primarily as a result of higher shipments. Fourth quarter 2014 segment operating profit included a LIFO inventory valuation reserve benefit of $12.4 million, which was mostly offset by a $10.0 million net realizable value inventory reserve charge, as the carrying value of our inventory as valued on the LIFO inventory accounting method exceeded current replacement cost. Fourth quarter 2013 segment operating profit included a LIFO inventory valuation reserve benefit of $26.1 million, which was partially offset by higher costs for raw materials, primarily nickel, resulting from the misalignment of the raw material surcharge with raw material costs due to the long manufacturing cycle of certain products.
  Due to deflationary impacts primarily related to zirconium products in 2014, and titanium products in 2013, the carrying value of our inventory as valued on the LIFO inventory accounting method exceeded replacement cost, requiring net realizable value reserves of $10.0 million and $35.0 million in the fourth quarters 2014 and 2013, respectively. Segment results in both periods were also impacted by the strategic decision to use ATI-produced titanium sponge rather than lower cost titanium scrap to manufacture certain titanium products.
  Results benefited from $22.8 million of gross cost reductions in the fourth quarter 2014, bringing the full year 2014 gross cost reductions in this segment to $75.1 million.

Flat Rolled Products Segment

Market Conditions

  Demand was lower compared to the third quarter 2014 from the automotive, and food equipment and appliances markets, mostly due to year-end inventory management actions by customers. Demand improved in the oil & gas market following a weak third quarter. Compared to the third quarter 2014, shipments were flat for high-value products, which include titanium, nickel-based alloys, Precision Rolled Strip® products, and grain-oriented electrical steel products. Shipments for standard stainless (sheet and plate) products were 4% lower. Fourth quarter 2014 Flat Rolled Products segment titanium shipments, including Uniti joint venture conversion, were 2.4 million pounds, a 13% increase compared to the third quarter 2014, due to improved demand from global industrial markets. Flat Rolled Products segment shipment information is presented in the attached Selected Financial Data – Mill Products table.

Fourth quarter 2014 compared to fourth quarter 2013

  Sales were $546.9 million, 14% higher than the prior year period, primarily due to higher raw material surcharges and improved base prices for most products. Shipments of high-value products increased 7% compared to the fourth quarter 2013, led by increased shipments of nickel-based alloys. Shipments of standard stainless products decreased 6%. Average selling prices improved 19% for standard stainless products and 8% for high-value products.
  Segment operating results were a loss of $6.4 million, or (1.2%) of total sales, compared to a 2013 segment operating loss of $28.0 million, or (5.9%) of sales, which included $20.5 million of 2013 inventory charges related to the market-based valuation of industrial titanium products. The fourth quarter 2014 included a LIFO inventory valuation reserve benefit of $10.8 million, compared to a LIFO inventory valuation reserve benefit of $15.7 million for the fourth quarter 2013. Segment results were also impacted by $10.1 million of costs related to the HRPF commissioning as well as costs associated with the PQ qualification process related to the Rowley titanium sponge facility.
  Results benefited from $12.6 million in gross cost reductions in the fourth quarter 2014, bringing the full year 2014 gross cost reductions in this segment to $65.1 million.

Other Expenses

  Interest expense, net of interest income and capitalized interest, for the fourth quarter 2014 was $25.9 million, compared to $18.7 million in the fourth quarter 2013. The increase in interest expense was primarily due to reduced capitalized interest, partially offset by lower debt following maturity of the $402.5 million convertible notes in June 2014.
  Capitalized interest on major strategic capital projects reduced interest expense by $0.8 million and $12.7 million for the 2014 and 2013 fourth quarters, respectively. Full year 2014 and 2013 capitalized interest was $5.4 million and $45.7 million, respectively. Capitalized interest for all periods primarily related to the HRPF project.
  Closed company and other expenses for the fourth quarter 2014 totaled $4.4 million, compared to $3.2 million in the prior year period, and $21.2 million for the full year 2014, compared to $14.2 million for the 2013 annual period. Higher costs in 2014 primarily related to environmental and insurance obligations of closed operations.

Changes to Retirement Benefit Programs and Retirement Benefit Expense

ATI previously announced several significant changes to certain pension and other postretirement benefit programs effective in 2015 and future periods, including a defined benefit pension freeze and the elimination of Company-provided postretirement life insurance and medical coverage. These changes are part of ATI’s ongoing initiatives to create an integrated and aligned business with a more consistent health, welfare and retirement benefit structure across its operations.

The changes to postretirement benefits resulted in $25.5 million of pre-tax curtailment and settlement gains in the fourth quarter 2014. Also, as a result of these pension and other postretirement benefit plan changes, ATI expects to recognize lower retirement benefit expense (defined benefit pension expense and other postretirement benefit expenses; costs associated with defined contribution plans are included in segment operating profit or corporate expenses, as applicable) in 2015 and future periods.

  Fourth quarter 2014 retirement benefit income of $1.1 million includes the previously mentioned $25.5 million of curtailment and settlement gains. Excluding these gains, retirement benefit expense of $24.4 million was consistent with other quarters of 2014. Retirement benefit expense was $29.8 million in the fourth quarter 2013, which included a $5 million reduction in expense due to the remeasurement of pension expense following the sale of the tungsten materials business. Additionally, retirement benefit expense for the fourth quarter 2013 as presented excludes $6.1 million of termination benefits, which are included in restructuring charges.
  Excluding the curtailment and settlement gains, approximately 85% of 2014 retirement benefit expense is included in cost of sales, with the remainder included in selling and administrative expenses.
  We currently expect pre-tax retirement benefit expense, which includes defined benefit pension expense and defined benefit and defined contribution other postretirement benefit expense, of approximately $78 million in 2015 compared to $96.2 million in 2014 excluding the 2014 impact of the postretirement benefit curtailment and settlement gains.
    Pension expense is expected to be approximately $38 million in 2015 compared to pension expense of $55.9 million in 2014. We expect most of the 2015 pension expense to be non-cash. A longer amortization period for net actuarial losses and lower service cost as a result of the pension freeze will more than offset the higher expense impacts of a lower discount rate used to value pension obligations, increased longevity estimates and lower returns on plan assets. At December 31, 2014, our U.S. qualified defined benefit plan was approximately 76% funded, as measured for financial reporting purposes. We are not required to make any contribution to this plan for 2015.
    Other postretirement benefit expense is expected to be $40 million in 2015, which is unchanged from 2014, as the reduction in expense from benefit changes will be offset by the use of a lower discount rate to value postretirement benefit obligations.

Income Taxes

  The fourth quarter 2014 provision for income taxes on continuing operations was $3.7 million, and was reduced by $3.8 million of discrete tax benefits, primarily related to prior years’ taxes. Excluding these items, the fourth quarter effective tax rate was 28.0%. The fourth quarter 2013 benefit for income taxes on continuing operations was $59.2 million, or 42.0% of the pre-tax loss.

Allegheny Technologies will conduct a conference call with investors and analysts on Tuesday, January 20, 2015, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, oil and gas/chemical process industry, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2013, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Materials Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.2 billion in 2014. ATI has approximately 9,700 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2014	2014	2013	2014	2013

Sales	$1,047.5	$1,069.6	$915.3	$4,223.4	$4,043.5
Costs and expenses:
Cost of sales	925.6	972.6	904.0	3,844.8	3,790.9
Selling and administrative expenses	70.4	68.7	66.3	272.5	276.4
Restructuring costs	-	-	67.5	-	67.5
Income (loss) before interest, other income and income taxes	51.5	28.3	(122.5)	106.1	(91.3)
Interest expense, net	(25.9)	(25.2)	(18.7)	(108.7)	(65.2)
Other income, net	1.2	1.0	0.4	4.1	1.7
Income (loss) from continuing operations before income taxes	26.8	4.1	(140.8)	1.5	(154.8)
Income tax provision (benefit)	3.7	0.5	(59.2)	(8.7)	(63.6)
Income (loss) from continuing operations	23.1	3.6	(81.6)	10.2	(91.2)
Income (loss) from discontinued operations, net of tax	2.2	(0.7)	257.2	(0.6)	252.8
Net income	$25.3	$2.9	$175.6	$9.6	$161.6
Less: Net income attributable to noncontrolling interests	3.2	3.6	2.2	12.2	7.6
Net income (loss) attributable to ATI	$22.1	$(0.7)	$173.4	$(2.6)	$154.0

Basic net income (loss) per common share
Continuing operations attributable to ATI per common share	$0.18	$-	$(0.79)	$(0.02)	$(0.93)
Discontinued operations attributable to ATI per common share	0.02	(0.01)	2.41	(0.01)	2.37
Basic net income (loss) attributable to ATI per common share	$0.20	$(0.01)	$1.62	$(0.03)	$1.44

Diluted net income (loss) per common share
Continuing operations attributable to ATI per common share	$0.18	$-	$(0.79)	$(0.02)	$(0.93)
Discontinued operations attributable to ATI per common share	0.02	(0.01)	2.41	(0.01)	2.37
Diluted net income (loss) attributable to ATI per common share	$0.20	$(0.01)	$1.62	$(0.03)	$1.44

Amounts attributable to ATI common stockholders
Income (loss) from continuing operations, net of tax	$19.9	$-	$(83.8)	$(2.0)	$(98.8)
Income (loss) from discontinued operations, net of tax	2.2	(0.7)	257.2	(0.6)	252.8
Net income (loss)	$22.1	$(0.7)	$173.4	$(2.6)	$154.0

Weighted average common shares outstanding -- basic (millions)	107.2	107.2	106.8	107.1	106.8
Weighted average common shares outstanding -- diluted (millions)	107.9	108.0	106.8	107.1	106.8
Actual common shares outstanding -- end of period (millions)	108.7	108.7	108.0	108.7	108.0

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2014	2014	2013	2014	2013
Sales:
High Performance Materials & Components	$500.6	$507.7	$436.7	$2,006.8	$1,944.8
Flat Rolled Products	546.9	561.9	478.6	2,216.6	2,098.7

Total External Sales	$1,047.5	$1,069.6	$915.3	$4,223.4	$4,043.5

Operating Profit (Loss):

High Performance Materials & Components	$73.4	$62.0	$17.1	$289.6	$209.1
% of Sales	14.7%	12.2%	3.9%	14.4%	10.8%

Flat Rolled Products	(6.4)	8.6	(28.0)	(43.3)	(44.7)
% of Sales	-1.2%	1.5%	-5.9%	-2.0%	-2.1%

Operating Profit (Loss)	67.0	70.6	(10.9)	246.3	164.4
% of Sales	6.4%	6.6%	-1.2%	5.8%	4.1%

Corporate expenses	(11.0)	(10.0)	(10.7)	(44.2)	(43.0)

Interest expense, net	(25.9)	(25.2)	(18.7)	(108.7)	(65.2)

Restructuring costs	-	-	(67.5)	-	(67.5)

Closed company and other expenses	(4.4)	(7.5)	(3.2)	(21.2)	(14.2)

Retirement benefit income (expense)	1.1	(23.8)	(29.8)	(70.7)	(129.3)

Income (loss) from continuing operations before income taxes	$26.8	$4.1	$(140.8)	$1.5	$(154.8)

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited, dollars in millions)

	December 31
	2014	2013
ASSETS

Current Assets:
Cash and cash equivalents	$269.5	$1,026.8
Accounts receivable, net of allowances for doubtful accounts of $4.8 and $5.3 at December 31, 2014 and 2013, respectively	603.6	528.2
Inventories, net	1,472.8	1,322.1
Prepaid expenses and other current assets	136.2	73.7
Total Current Assets	2,482.1	2,950.8

Property, plant and equipment, net	2,961.8	2,874.1
Cost in excess of net assets acquired	780.4	727.9
Other assets	358.3	345.7

Total Assets	$6,582.6	$6,898.5

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$556.7	$471.8
Accrued liabilities	323.2	315.8
Deferred income taxes	62.2	3.5
Short term debt and current portion of long-term debt	17.8	419.9
Total Current Liabilities	959.9	1,211.0

Long-term debt	1,509.1	1,527.4
Accrued postretirement benefits	415.8	442.4
Pension liabilities	745.6	368.2
Deferred income taxes	79.6	206.6
Other long-term liabilities	156.2	148.2
Total Liabilities	3,866.2	3,903.8

Redeemable noncontrolling interest	12.1	-

Total ATI stockholders' equity	2,593.4	2,894.2
Noncontrolling interests	110.9	100.5
Total Equity	2,704.3	2,994.7

Total Liabilities and Equity	$6,582.6	$6,898.5

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
	Fiscal Year Ended
	December 31
	2014	2013

Operating Activities:

Net income	$9.6	$161.6

Depreciation and amortization	176.8	189.9
Deferred taxes	31.7	70.1
Non-cash restructuring costs	-	72.7
Gain on sale of business	-	(428.3)
Change in managed working capital	(148.0)	179.9
Change in retirement benefits	3.1	70.6
Accrued liabilities and other	(17.3)	51.9
Cash provided by operating activities	55.9	368.4
Investing Activities:
Purchases of property, plant and equipment	(225.7)	(612.7)
Proceeds from sale of business, net of transaction costs	-	600.9
Purchases of businesses, net of cash acquired	(92.9)	-
Asset disposals and other	2.4	0.8
Cash used in investing activities	(316.2)	(11.0)
Financing Activities:
Borrowings on long-term debt	-	500.0
Payments on long-term debt and capital leases	(414.9)	(17.1)
Net repayments under credit facilities	-	(14.4)
Debt issuance costs	(1.2)	(5.2)
Dividends paid to shareholders	(77.1)	(76.9)
Dividends paid to noncontrolling interest	-	(18.0)
Taxes on share-based compensation and other	(3.8)	(3.6)
Cash provided by (used in) financing activities	(497.0)	364.8
Increase (decrease) in cash and cash equivalents	(757.3)	722.2
Cash and cash equivalents at beginning of period	1,026.8	304.6
Cash and cash equivalents at end of period	$269.5	$1,026.8

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products
(Unaudited)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2014	2014	2013	2014	2013
Shipment Volume:

Flat Rolled Products (000's lbs.)
High value	125,926	126,238	117,918	508,753	468,551
Standard	156,186	162,736	165,331	678,022	665,977
Flat Rolled Products total	282,112	288,974	283,249	1,186,775	1,134,528

Average Selling Prices:

Flat Rolled Products (per lb.)
High value	$2.58	$2.54	$2.39	$2.53	$2.63
Standard	$1.39	$1.46	$1.17	$1.35	$1.28
Flat Rolled Products combined average	$1.92	$1.93	$1.68	$1.86	$1.84

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2014	2014	2013	2014	2013
Continuing operations:
Numerator for Basic net income (loss) per common share -
Income (loss) from continuing operations attributable to ATI	$19.9	$-	$(83.8)	$(2.0)	$(98.8)

Redeemable noncontrolling interest	(0.3)	-	-	(0.3)	-
Numerator for Dilutive net income (loss) per common share -
Income (loss) from continuing operations attributable to ATI after assumed conversions	$19.6	$-	$(83.8)	$(2.3)	$(98.8)

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	107.2	107.2	106.8	107.1	106.8
Effect of dilutive securities:
Share-based compensation	0.7	0.8	-	-	-
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average assuming conversions	107.9	108.0	106.8	107.1	106.8

Basic income (loss) from continuing operations attributable to ATI per common share	$0.18	$-	$(0.79)	$(0.02)	$(0.93)

Diluted income (loss) from continuing operations attributable to ATI per common share	$0.18	$-	$(0.79)	$(0.02)	$(0.93)

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	December 31
	2014	2013

Accounts receivable	$603.6	$528.2
Inventory	1,472.8	1,322.1
Accounts payable	(556.7)	(471.8)
Subtotal	1,519.7	1,378.5

Allowance for doubtful accounts	4.8	5.3
LIFO reserve	(4.8)	(29.4)
Inventory reserves	68.9	84.3
Corporate and other	5.9	2.7
Managed working capital of discontinued operations	-	5.1
Managed working capital	$1,594.5	$1,446.5

Annualized prior 2 months sales	$4,144.5	$3,675.0

Managed working capital as a % of annualized sales	38.5%	39.4%

December 31, 2014 change in managed working capital	148.0

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	December 31
	2014	2013

Total debt	$1,526.9	$1,947.3
Less: Cash	(269.5)	(1,026.8)
Net debt	$1,257.4	$920.5

Net debt	$1,257.4	$920.5
Total ATI stockholders' equity	2,593.4	2,894.2
Net ATI capital	$3,850.8	$3,814.7

Net debt to ATI capital	32.7%	24.1%

Total debt	$1,526.9	$1,947.3
Total ATI stockholders' equity	2,593.4	2,894.2
Total ATI capital	$4,120.3	$4,841.5

Total debt to total ATI capital	37.1%	40.2%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004